Exhibit 99.1

                                                          Contact: Max Kuniansky
                                                  Director of Investor Relations
                                                                    561-791-5000


                  B/E AEROSPACE REPORTS THIRD QUARTER RESULTS,
                            CONFIRMS EARNINGS OUTLOOK

WELLINGTON, FL, December 17, 2001 - B/E Aerospace, Inc. (Nasdaq: BEAV) today announced financial results for the third fiscal quarter ending November 24, 2001 and confirmed the earnings outlook for both the current and next fiscal years.

HIGHLIGHTS

o  Facility consolidation program underway

o Recorded restructuring charges, primarily non-cash, for a number of facility consolidations

o Company expects to return to profitability in first quarter of next year with strong growth in profitability beginning in third quarter

"Our airline customers continue to face very difficult operating conditions," said Mr. Robert J. Khoury, President and Chief Executive Officer of B/E Aerospace. "Air travel has not yet recovered from the aftermath of the tragic events of September 11. Airlines' operating losses for the full year 2001 will likely be the largest ever recorded. As announced in October, we are responding by aggressively reducing our costs, facilities and workforce to levels consistent with projected demand.

"After putting considerable effort into our facility consolidation plan, we now have better visibility on the earnings outlook," Mr. Khoury said. "We expect to earn about $0.85 per share for our next fiscal year (March 2002 to February
2003), with the second half of the year providing about $0.60 per share of the projected earnings." Earnings expectations for fiscal 2003 exclude transition costs associated with the facility consolidation program, most of which will impact the balance of this year and the first half of next year.


THIRD QUARTER OVERVIEW

For the third fiscal quarter ended November 24, 2001, B/E Aerospace reported a net loss of ($106.2) million or ($3.08) per share, compared to net earnings of $7.9 million or $0.30 per share for the third quarter a year ago. The net loss reported today includes approximately $100 million of costs associated with the facility consolidation program. Excluding these costs, as well as acquisition-related expenses, net earnings for the third quarter of fiscal 2002 were $0.5 million, or $0.01 per share.

Putting the third quarter results into perspective, Mr. Khoury stated:
"Approximately $84 million of the $100 million of facility consolidation costs were non-cash, affecting net income but not cash flow."

Net sales for the third quarter were 3 percent higher compared to the same quarter last year. However, pro forma sales decreased 16 percent compared to a year ago, reflecting substantially lower demand from airline customers in the current difficult environment. Pro forma sales exclude revenues from acquisitions completed after the third quarter of last year.

"Airlines worldwide are feeling the combined effects of the aftermath of the September 11 attacks and a weak economy," said Mr. Khoury. "It appears that U.S. carriers' domestic revenues were down 35-40

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percent for the months of October and November compared to a year ago. High labor costs and fixed costs are compounding their financial pressures.

"Airlines are stringently conserving cash," Mr. Khoury said. "As we've stated in the past, this is adversely affecting demand for our cabin interior products."


FACILITY CONSOLIDATION UPDATE

Consistent with the outlook for reduced demand, in October 2001 B/E announced plans to close five facilities and reduce its workforce by about 1,000 people. This plan is intended to reconfigure operations to generate substantially higher profitability in both the near term and the longer term. In connection with these actions, the company recorded the following charges in the third quarter:
o cash charges of $15.6 million associated with workforce reductions and facility closures,
o non-cash charges of $63.9 million to write down property, equipment and inventory which were impaired as a result of industry conditions and the facility closures, and
o non-cash charges of $20.4 million related to the impairment of related intangible assets.

"We are moving aggressively to size our organization consistent with expected demand," said Mr. Khoury. "These actions are extremely painful and directly impact many loyal and long-standing employees. However, the actions are necessary to position B/E for solid profitability at the current lower level of demand and to generate substantially greater relative profitability when demand recovers."

To further reduce costs, B/E's senior executive management personnel have agreed to accept reductions in compensation ranging from 35 percent to 50 percent for this year.


THIRD QUARTER: OTHER FACTORS

Gross profit margin in the third quarter was 35.9 percent, compared to 38.0 percent a year ago.

B/E reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $28.4 million for the third quarter, excluding facility consolidation and acquisition-related expenses.

B/E's backlog was approximately $520 million as of the end of November 2001, down from $635 million as of the end of August 2001. "Our backlog declined due to lower bookings during the past quarter, combined with order cancellations and/or deferrals to uncertain periods in the future," Mr. Khoury said.

Shares outstanding increased to 35.2 million shares at the end of the third quarter, reflecting the May 2001 common stock offering and shares issued in connection with the acquisition of M&M Aerospace Hardware, Inc.


NINE-MONTH REVIEW

For the nine months ended November 24, 2001, B/E recorded a net loss of ($98.9) million, or ($3.08) per share, compared to net earnings of $17.1 million or $0.67 per share a year ago. The net loss includes approximately $100 million of facility consolidation costs. Excluding such costs, as well as acquisition-related expenses and extraordinary debt extinguishment costs, earnings for the nine months ended November 2001 were $17.2 million, or $0.52 per share.

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Net sales for the nine-month period were 6 percent higher compared to the same period last year. However, pro forma sales decreased 7 percent compared to a year ago, reflecting substantially lower demand from airline customers. Pro forma sales exclude revenues from acquisitions completed after the third quarter of last year. B/E's gross margin was 37.3 percent, up from 37.1 percent last year.


CASH EXCEEDS $135 MILLION, BANK FACILITY AMENDED

B/E had cash on hand of $135.7 million as of November 24. Net debt was $719.6 million, or 84 percent of total capital, at the end of the third quarter. Interest coverage for the twelve months ended November was 2.4 times, excluding the aforementioned charges. B/E's bank credit facility, which requires no principal payments until 2006, was recently amended to provide additional flexibility in its financial covenants.


OUTLOOK: FISCAL 2002

Consistent with B/E's prior public statements made shortly after the September 11 attacks, B/E expects sales of approximately $700 million for the full fiscal year ending in February 2002, and approximately break-even net earnings for the second half of the fiscal year excluding previously announced charges and transition costs associated with facility consolidations.


OUTLOOK: FISCAL 2003

"After putting considerable effort into our facility consolidation plan, we now have better visibility on our earnings outlook," Mr. Khoury said. Confirming previous guidance, expected financial results for B/E's next fiscal year ending in February 2003 are:
o revenues of about $650 million, down from projected revenues of $700 million for fiscal 2002, and down approximately 20 percent from fiscal 2001 pro forma revenues including revenues from all acquired businesses in both periods,
o earnings of about $0.85 per share excluding approximately $10-12 million of transition costs associated with facility consolidations, most of which will impact the first and second quarters of fiscal 2003, and
o  EBITDA of about $135 million excluding the aforementioned charges.

The second half of the year should provide about $0.60 per share of the projected $0.85 per share full year earnings forecast, driven primarily by margin improvements from facility consolidations. Operating profit margin is expected to expand substantially over the course of the year.

Consistent with guidance furnished in October, expected financial results for fiscal 2003 include estimated benefits from implementing Financial Accounting Standard 142 regarding amortization of intangible assets as of the beginning of fiscal 2003.

"While it appears that airline spending on both new aircraft and aftermarket programs will be constrained for the foreseeable future, several factors will aid us in this environment," Mr. Khoury said. "Our senior management team has successfully steered B/E Aerospace through difficult times in the past, including the adverse industry conditions of the early 1990s. This is the same management team which has so successfully consolidated multiple facilities in the past. Our current organizational structure reflects the earlier elimination of 17 facilities and related headcount reductions of approximately 3,000 persons.

"Over 60 percent of our costs are variable, providing substantial financial flexibility. Our bank facility requires no principal payments until maturity in 2006, and our publicly traded debt requires no principal payments until 2008. Our sales mix is favorable, and when airline spending rebounds, it is likely to begin

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with aftermarket investments in existing fleets. Finally, prospects for our
Business Jet Group remain positive.

"We remain confident that we will eventually see a resurgence in the growth drivers of our business," he said. "At present, airlines are deferring retrofits and refurbishments of cabin interiors. Pent-up demand should cause aftermarket sales of B/E's products to rebound well before new aircraft deliveries. This is significant for our outlook because the aftermarket -- cabin interior retrofits and refurbishments -- provided 60 percent of our sales last year.

"When demand returns to more normal levels, we expect to have greatly enhanced earnings power, producing more output with fewer facilities and lower fixed costs. In fact, after closing five principal facilities, our reconfigured capacity should still be sufficient to generate revenues 50 percent greater than next year's expected level. The productivity improvements are a direct result of lessons learned through the initiatives of the last 2 or 3 years which were so important to our recent financial performance -- lean manufacturing, continuous improvement and the leveraging of our information technology investments," Mr. Khoury concluded.

As previously announced, B/E will hold a conference call to discuss the third quarter results on Tuesday, December 18 at 10:30 a.m. Eastern time. To listen to the conference call live via the Internet, visit the Investors section of B/E's website at www.beaerospace.com and follow the Conference Calls link.

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aircraft component parts. The company serves virtually all the world's airlines and aircraft manufacturers. B/E designs, develops, manufactures, sells and services a broad line of passenger cabin interior products for both commercial aircraft and business jets and provides interior design, reconfiguration and conversion services to its customers throughout the world. For more information, visit B/E's web site at www.beaerospace.com.
                  -------------------

                              B/E Aerospace, Inc.
                     Consolidated Statements of Operations
                                  (Unaudited)

                                                 Three Months Ended
                                             --------------------------
(In thousands, except per share data)        November 24,  November 25,
-------------------------------------        ------------  ------------
                                                     2001          2000
                                                     ----          ----

Net sales                                       $ 172,788     $ 167,410
Cost of sales                                     110,724       103,862
                                                  -------       -------
Gross profit                                       62,064        63,548
         Gross margin                               35.9%         38.0%
Operating expenses:
         Selling, general and                      28,658        23,177
         administrative
         Research, development and                 10,576        12,054
         engineering
         Amortization                               6,316         5,820

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         Facility consolidation and               106,740             -
         acquisition-related                     -------             -
Total operating expenses                          152,290        41,051
                                                  -------        ------
Operating earnings                               (90,226)        22,497
         Operating margin                               -         13.4%
Interest expense, net                              15,966        13,698
                                                   ------        ------
(Loss) earnings before income taxes             (106,192)         8,799
Income taxes                                           55           880
                                                       --           ---
         Net (loss) earnings                   $(106,247)       $ 7,919
                                               ----------       -------
Net (loss) earnings per common share:
         Diluted                                 $ (3.08)        $ 0.30
         Cash basis (1)                          $ (2.91)        $ 0.50
Common shares:
         Weighted average and potentially          34,548        26,381
         dilutive
         End of period                             35,222        25,480
Other data: before facility consolidation
and acquisition-related expenses:
         Earnings                                   $ 493       $ 7,919
         Earnings per common share:
                  Diluted                          $ 0.01        $ 0.30
                  Cash basis(1)                    $ 0.18        $ 0.50

(1) Excludes tax-effected amortization expense


                              B/E Aerospace, Inc.
                     Consolidated Statements of Operations
                                  (Unaudited)

                                                  Nine Months Ended
                                             --------------------------
                                             November 24,  November 25,
(In thousands, except per share data)                2001          2000
-------------------------------------                ----          ----
Net sales                                        $528,714      $500,651

Cost of sales                                     331,764       314,792
                                                  -------       -------
Gross profit                                      196,950       185,859
         Gross margin                               37.3%         37.1%
Operating expenses:
         Selling, general and                      81,437        71,159
         administrative
         Research, development and                 33,629        37,263
         engineering
         Amortization                              19,077        17,535
         Facility consolidation and               106,740             -
         acquisition-related                      -------             -
Total operating expenses                          240,883       125,957
                                                  -------       -------

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Operating (loss) earnings                        (43,933)        59,902
         Operating margin                               -         12.0%
Interest expense, net                              43,730        40,917
                                                   ------        ------
(Loss) earnings before income taxes              (87,663)        18,985
Income taxes                                        1,908         1,899
                                                    -----         -----
(Loss) earnings before extraordinary item        (89,571)        17,086
Extraordinary item (1)                              9,309             -
                                                    -----             -
         Net (loss) earnings                   $ (98,880)      $ 17,086
                                               ----------      --------
Net (loss) earnings per common share:
         Diluted                                 $ (3.08)        $ 0.67
         Cash basis (2)                          $ (2.55)        $ 1.28
Common shares (weighted average and                32,096        25,588
potentially dilutive)
Other data: before extraordinary item,
facility consolidation and
acquisition-related expenses:
         Earnings                                $ 17,169      $ 17,086
         Earnings per common share:
                  Diluted                          $ 0.52        $ 0.67
                  Cash basis(1)                    $ 1.04        $ 1.28


(1) Expenses related to early extinguishment of 9.875% Senior Subordinated Notes and bank credit facility.
(2) Excludes tax-effected amortization expense

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